                                                                   EXHIBIT 11.1

                         INTERNATIONAL COMPUTEX, INC.

                      COMPUTATION OF NET INCOME PER SHARE



                                            1996        1997
                                          ---------  ---------
Net income                                  150,708    172,505

Weighted average number
   of common and common equivalent
   shares are as follows:

   Weighted average common
       shares outstanding                 2,125,000  2,125,000

   Shares issued from assumed exercise
       of common stock equivalents (1)      232,836    232,836
                                          ---------  ---------

Weighted average number
   of common and common  equivalent
   shares outstanding                     2,357,836  2,357,836
                                          =========  =========
Per share data:
 Net income                                 $   .06    $   .07
                                          =========  =========

(1) Shares issued from assumed exercise of common stock equivalents include the number of incremental shares which would result from applying the treasury stock method.

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